Exhibit 10.42

January 10, 2007

Douglas L. Mann

Dear Doug,

We are excited about the possibility of your joining Vertis Communications. Clearly you bring to us an enormous amount of experience, expertise, energy, drive and proven results. Therefore, we are pleased to extend to you an offer to join what we believe is one of the most successful and dynamic organizations in targeted advertising, media, and marketing solutions. You have a unique opportunity to participate in the positioning, growth and challenges offered by our company.

Following are the summarized terms of our offer:

1.     Specifically, you will join Vertis Communications in the position of Senior Vice President/General Manager - Advertising Inserts and will be responsible for providing the leadership, vision and strategy needed to grow top line revenue for the Advertising Inserts portion of the Company’s business.

2.     It is our understanding that you will resign from your current position and begin work with Vertis Communications on Monday, February 5, 2007.

3.     Your starting base salary will be $350,000 annualized, distributed in an amount of $13,461.54 bi-weekly on Fridays.

4.     In addition, should you begin your employment on or before February 5th, 2007, you will receive a signing bonus of $75,000, paid within the first 30 days. Should you choose to end your association with Vertis or should Vertis terminate you for Cause as defined below prior to you completing one full year of employment, you agree to repay this amount in full and agree Vertis may offset such an amount against amounts owing to you at the end of your employment.

5.     You will receive an automobile allowance of $990 per month or $11,880 annually.

6.     You will participate in the Employee Incentive Plan, with bonus eligibility of 50% of your base salary. The details of this Plan, including your plan objectives, will be discussed and refined after you have accepted this offer.

7.     As an element of your compensation, the Company intends to grant to you 5,000 shares of the Company’s restricted common stock under the Vertis Holdings, Inc. equity plan, subject to approval by the Company’s Board of Directors at its next meeting. These shares of restricted stock would be subject to the Company’s standard vesting provisions and restrictions on transfer. These provisions would be more fully set forth in a Restricted Stock Agreement, to be entered into upon the award of the shares.

8.     You will be eligible to participate in the company’s Deferred Compensation Plan. Upon acceptance of this offer, the details of this Plan will be provided to you.

9.     Your job performance will be reviewed annually. Merit increases are based on performance and in accordance with the company’s current policy and procedures.

10.   You will be eligible for coverage under our group health, life insurance and disability plans in accordance with the terms of those plans. Our health insurance plans provide coverage for most medical, dental and vision expenses. Several coverage options are available allowing you to select the program that best meets your needs. Again, upon acceptance of this offer our benefit brochures and more detailed and specific information will be provided to you under separate cover.

11.   You will be eligible to participate in our 401K Plan within 15 days of your hire date.

12.   You will be immediately eligible for all Vertis holidays, which are:

•      Thanksgiving Day

•      Day After Thanksgiving

•      Christmas Eve Day

•      Christmas Day

•      New Year’s Day

•      Memorial Day

•      Independence Day

•      Labor Day

13.   As a senior member of management, your personal time off will be covered under our Executive Leave policy, which provides you up to 4 weeks of compensated leave each year. (Leave cannot be accumulated from year to year).

14.   Vertis Communications requires that all employees take and pass a pre-employment controlled substance screening prior to the beginning of employment. Therefore, this offer is contingent upon the laboratory results of that test. Details containing our testing procedures are included with this letter.

15.   As appropriate for your position in senior management, this offer is contingent upon the successful completion and results of comprehensive reference and background checks.

Due to the highly sensitive nature of our business, we require all professional and or management personnel to sign a Business Responsibility Agreement. This Agreement is enclosed for your review. Please sign one copy of the Agreement and return the other copy to me.

Federal requirements state that, at the time of your employment, you must provide documentation establishing your identity and legal right to work in the United States. Therefore, this offer is contingent on this validation.

We understand that you are not a party to any employment contract or agreement which restricts your ability to devote the full range of your skills and knowledge to Vertis Communications, or your right to engage in competition with your present employer after the termination of your employment. If this understanding is incorrect, please notify us immediately. Accordingly, our offer is contingent upon our receipt and review of any such agreement.

Furthermore, should you accept this offer; there is no express or implied contract of employment between you and Vertis Communications. You will be employed for no particular period of time; you have the right to terminate your employment at any time for any reason, and the company has a similar right. If the Company terminates your employment for any reason other than for Cause, then upon execution of a Separation and Release Agreement, you will receive severance pay, in the form of payroll continuation of your annual base salary as of your date of separation, for a period of twelve (12) months, less all legally required deductions. “Cause” shall mean (i) gross negligence or willful misconduct by you in connection with the performance of your duties that is materially injurious to the Company, monetarily or otherwise, (ii) the conviction of you by a court of competent jurisdiction for felony criminal conduct or (iii) material violation by you of the non-disclosure of confidential information or non-solicitation provisions of your Business Responsibility Agreement.

The terms of this offer of employment extended to you are outlined in this letter and any additions or other changes must also be in writing.

Please acknowledge your receipt of this offer, acceptance of it and agreement with the terms outlined above by signing the attached copy of this letter and returning it to me.

I am sure you realize that this position provides you the opportunity to enhance your already considerable skills. I am certain you will find your new role challenging, rewarding and satisfying. We look forward to having you on the Vertis Communications team.

Sincerely,

/s/ James G. Foley

James G. Foley

Vice President, Human Resources

Acknowledged:	/s/ Douglas L. Mann

Date:

Consent to Drug Testing and Release of Claims

Forensic Drug Testing Custody and Control

U.S. Immigration & Naturalization Service I-9

Business Responsibility Agreement

BUSINESS RESPONSIBILITY AGREEMENT

Dear Doug:

As you know, your position involves exposure and access to very sensitive areas of Vertis Communications’ (“Vertis”) business, including confidential and proprietary information. This letter confirms the terms and conditions of your access to that information, and it reflects the agreement between you and Vertis that compliance with these terms is essential to your employment with Vertis. You also understand that the obligations of this letter are in addition to the obligations set forth in Vertis’ current Employee Handbook.

In consideration of your employment or continued employment and your eligibility for positions that give you access to Vertis’ confidential and proprietary information, and for other consideration, you and Vertis agree as follows:

1.             Business Conduct.  In addition to the terms and conditions in this Agreement, you will be subject to the Vertis Employee Handbook, including any updates or changes, as well as all other policies and procedures of Vertis.  You agree at all times to perform faithfully the duties assigned to you to the best of your ability, experience and talents and you will not do any other work that interferes with your responsibilities for Vertis.  Further, you represent and warrant that you are not subject to any restrictions, limitations or obligations that would prevent you from being able to fully perform the duties assigned to you by Vertis.

2.             Confidentiality.   You acknowledge that the successful marketing and development of Vertis products and services requires substantial time and expense.  Such efforts generate valuable proprietary and confidential information for Vertis that gives Vertis a business advantage over others who do not have such information.  You acknowledge that during your employment with Vertis you have developed and/or acquired and will develop and/or acquire Confidential Information (as defined in this Agreement).  You will use your best efforts and the utmost diligence to guard and protect all Confidential Information of Vertis.  Vertis “Confidential Information” includes all information about Vertis’ business which has not been made available generally to the public by Vertis, whether or not it is reduced to writing.  It includes, without limitation, any information about any Vertis customers; Vertis’ marketing methods, business plans and related data; the costs of any materials, the prices, discounts or terms at which it sells its products or services; manufacturing and sales costs; financial information; compensation paid to employees, and other proprietary information and trade secrets. You will not, at any time during or after your employment by Vertis, disclose or use for the benefit of any other person or entity any Vertis Confidential Information.  If your employment by Vertis is terminated for any reason, you will leave with Vertis any and all Company and personal records, papers, electronic media and materials, which contain or otherwise disclose Vertis Confidential Information.

3.             Discoveries and Inventions. You will promptly report to Vertis any and all discoveries, inventions or improvements of any nature, whether or not patentable, which you discover, conceive or make during the period of your employment, which relate to the business of Vertis. All such discoveries, inventions and improvements will be the sole and exclusive property of Vertis. During or after your employment with Vertis, you will execute any documents Vertis deems necessary for the protection of its interest in discoveries, inventions and improvements.

4.             Conflicts of Interest. You will avoid actual, perceived or potential conflicts of interest with Vertis’ business. In this regard, you agree not to accept any cash or cash equivalents, no matter what the value or accept any gifts, entertainment or gratuities with a value over $100.00 from actual or prospective customers, suppliers, competitors or others with whom Vertis has business relationships.  In addition, you agree not to have directly or indirectly, financial interests in competing or supplying companies which could affect your duties to Vertis.  If any actual or potential conflict of interest arises, you agree to report them immediately in writing to an officer of Vertis.

5.             Company Property. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, mailing lists, calendars, card files, rolodexes, and all other written and graphic records affecting or relating to the business of Vertis, regardless of the medium in which such information is stored (“Company Property”) shall be and remain the sole and exclusive property of Vertis You agree not to remove any things or documents from Vertis’ premises at any time unless those things or documents are necessary to those duties, which you must perform outside of Vertis’ premises. In the event of termination of employment with Vertis for any reason, you shall promptly deliver to Vertis all Company Property, which are or have been in your possession. You shall not maintain any copy or other reproduction whatsoever of any of the items described in this section after the termination of employment.

6.             Employee Solicitation. You agree that Vertis invests substantial time and effort in assembling its personnel.  You agree that during your employment and for a period of one (1) year after its termination for any reason, you will not directly or indirectly solicit any employee of Vertis for employment in any capacity by yourself or another company.

7.             Customer Solicitation. You agree that Vertis’ relationships with its customers are solely the assets and property of Vertis. You agree that during and for a period of one (1) year following termination of your employment with Vertis for any reason, you will not directly or indirectly solicit, contact, serve or have any dealing with or attempt to solicit, contact serve or have any dealing with any of Vertis’ customers with whom you had material contact on behalf of Vertis during the twelve (12) month period before your termination. “Material contact” means: (i) direct personal contact with customer for the purpose of selling Vertis’ products or services to the customer or (ii) any direct supervision of the direct personal contacts other employees of Vertis may have with customers.

8.             Non-Competition.  You agree that during and for a period of one (1) year following termination of your employment with Vertis for any reason, you will not, for yourself or as a stockholder, director, officer, partner, agent or employee of any other person, firm or corporation, directly or indirectly, render any services in connection with the manufacture, development, sale or servicing of any product or service competitive with, or usable for substantially the same purposes as, any product or service manufactured or sold or in the process of development by Vertis or, for a period of one (1) year following said termination date, solicit from or service the accounts of any customer of Vertis.  This section shall not preclude any investment in a security listed in a national securities exchange, if such investment is limited to not more than one percent (1%) of the outstanding value of such security.

9.             Interpretation of Obligations. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions will remain in effect and will not be affected, impaired or invalidated. If a court should determine that any restrictive provision in this Agreement is unenforceable because of over-breadth, then the court will modify the provision to make it reasonable and enforceable under the circumstances.

10.           Injunctive Relief. You acknowledge that should you violate any of the provisions in this Agreement, it will be difficult to determine the resulting damages to Vertis and that monetary damages would not be adequate in any event. In addition to any other remedies it may have, Vertis shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

11.           Term of Employment. Your employment with Vertis is not for a specified term, but is an employment-at-will.  You are free to terminate your employment at any time, with or without cause, and with or without advance notice and Vertis retains the same rights.

12.           Other Employment After Termination. You acknowledge the restrictions in this Agreement are reasonably designed to protect Vertis’ Confidential Information and other legitimate business interests.  You acknowledge and represent that you have substantial experience and knowledge such that you can readily obtain subsequent employment, which does not violate this Agreement.  You also agree that Vertis may notify any of your future or prospective employers as to the existence and provision of this Agreement and as to its intention to enforce its rights.

13.           Miscellaneous. This Agreement is governed by and construed in accordance with the laws of the State of Maryland.  If any legal action is necessary to enforce the terms or conditions of this Agreement, the parties agree that the Courts of the State of Maryland shall have proper venue and jurisdiction for the bringing of such action. The provisions of this Agreement are the entire Agreement between the parties and supersede all prior or contemporaneous agreements related to the subject matter and may be modified only in writing executed by the parties.  Waiver of any default or breach of this Agreement shall not constitute a waiver of any other default or breach.  You acknowledge that your obligations under this Agreement are unique and personal.  Therefore, you may not assign any of your rights or delegate any of your duties or obligations under this Agreement.  Vertis may assign its rights, duties or obligations under this Agreement to any person or entity with whom it has merged or consolidated, or to whom it has transferred all, or substantially all, of its assets or as a consequence of a corporate reorganization or merger.

You certify that you have read this Agreement, studied it, and have had sufficient opportunity to ask questions, and understand all rights and obligations under the Agreement.  You also certify that you had the option of seeking legal counsel regarding this Agreement prior to execution.  If this Agreement is acceptable to you, please sign the enclosed copy and return it to Jim Foley.

Sincerely,

/s/ James G. Foley

James G. Foley

Vice President, Human Resources

Accepted and agreed to on                          ,

By:	/s/ Douglas L. Mann
Douglas L. Mann